EXHIBIT 99.1

NEWS RELEASE

Contact:	Mike Geller	Trevor Gibbons	Stacy Feit
	Edelman	Edelman	Financial Relations Board
	(212) 729-2163	(212) 704-8166	(213) 486-6549

ASHFORD PRIME SEEKS DECLARATORY JUDGEMENT
CONFIRMING SESSA’S SLATE IS INELIGIBLE TO STAND FOR
ELECTION

Alleges Numerous Violations of Company Bylaws Invalidate Purported
Nomination Notice

DALLAS, March 11, 2016 -- Ashford Hospitality Prime, Inc., (NYSE: AHP) (“Ashford Prime” or the “Company”) a real estate investment trust (REIT) focused on investing in luxury hotels located in resort and gateway markets, today announced that it has filed a petition against Sessa Capital (“Sessa”) and its proposed director nominees John E. Petry, Philip B. Livingston, Lawrence A. Cunningham, Daniel B. Silvers and Chris D. Wheeler. The petition, which was filed in the District Court of Dallas County, Texas, asserts that Sessa’s purported notice of proposed nominees for election to the Ashford Prime Board of Directors is invalid due to numerous failures by Sessa and its purported nominees to comply with material provisions in the Company’s bylaws. This action seeks a declaratory judgment confirming the inability of Sessa’s proposed director nominees to stand for election in order to ensure that voting procedures at the Company’s Annual Meeting are fair and orderly.
In its action, the Company asserts that Sessa violated multiple key bylaw provisions requiring the disclosure of material information regarding the backgrounds and qualifications of its nominees, their investments in Ashford Prime, their plans for the Company if elected, as well as the material financial risks associated with its effort to take control of the Board. The Company further asserts that Sessa made numerous material misrepresentations in the limited information that it did provide and refused to comply with the Company’s frequent requests to address these deficiencies.
Key misrepresentations alleged in the petition include apparent resume padding and potential violations of insider trading laws made by one of Sessa’s nominees. The Company believes these misstatements raise serious questions about the integrity of Sessa and its proposed nominees and deprive Ashford Prime’s stockholders of critical information.
Ashford Prime is committed to upholding the interests and voting rights of its stockholders and has taken legal action to protect them from being asked to vote on Sessa’s slate with what the Company believes is incomplete and materially misleading information. In addition to the petition announced today, the Company filed, on February 25, 2016, a complaint against Sessa and its proposed nominees in the United States District Court for the Northern District of Texas. That complaint seeks an injunction to prevent Sessa from proceeding with its proxy contest on the basis that Sessa violated federal securities laws in pursuing its proxy contest.
The Company also filed a motion to dismiss the frivolous and meritless lawsuit brought by Sessa in the Circuit Court for Baltimore City, Maryland on February 3, 2016. Ashford Prime continues to vigorously defend itself against this lawsuit.
Ashford Prime believes that Sessa has, from the very beginning, intended to pursue an expensive, short-sighted and irresponsible strategy aimed at forcing a quick sale of the Company to the detriment of other stockholders.
The management of Ashford Prime and its Board remain firmly committed to maximizing value for all stockholders and are continuing to conduct a thorough review of strategic alternatives, including a potential sale of the Company.
Ashford Prime has retained Cadwalader, Wickersham & Taft LLP as legal counsel on this matter.
Forward-Looking Statements
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties.  When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements.  Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.  These and other risk factors are more fully discussed in Ashford Prime's filings with the Securities and Exchange Commission (the “SEC”).
The forward-looking statements included in this press release are only made as of the date of this press release.  Investors should not place undue reliance on these forward-looking statements.  We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
Important Information
Ashford Hospitality Prime, Inc. (“Ashford Prime”) plans to file with the SEC and furnish to its stockholders a Proxy Statement in connection with its 2016 Annual Meeting, and advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting when it becomes available, because it will contain important information. Stockholders may obtain a free copy of the Proxy Statement and other documents (when available) that Ashford Prime files with the SEC at the SEC’s website at www.sec.gov. The Proxy Statement and these other documents may also be obtained for free from Ashford Prime by directing a request to Ashford Hospitality Prime, Inc., Attn: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 or by calling (972) 490-9600.

Certain Information Concerning Participants
Ashford Prime, its directors and named executive officers may be deemed to be participants in the solicitation of Ashford Prime’s stockholders in connection with its 2016 Annual Meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in Ashford Prime’s proxy statement dated April 17, 2015, which is filed with the SEC. To the extent holdings of Ashford Prime’s securities have changed since the amounts printed in the proxy statement, dated April 17, 2015, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.
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